UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 24, 2006

SPECTRE GAMING, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-25764	41-1675041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 23rd Avenue N.
Minneapolis, MN 55447
(Address of principal executive offices) (Zip code)

(763) 553-7601
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 25, 2006, Spectre Gaming, Inc. (the “Company”) entered into a Master Loan Agreement with PDS Gaming Corporation, a Minnesota corporation, providing for purchase-money amusement-with-prize machine financing in an amount aggregating up to $20 million. Under the Master Loan Agreement, Spectre Gaming has the right to request advances, from time to time, in amounts not to exceed $10 million or to be less than $650,000. Advance requests are subject to certain funding contingencies set forth in the agreement, and the discretion of PDS Gaming. On May 25, 2006, PDS Gaming advanced $1,464,104 to Spectre under the Master Loan Agreement. The Master Loan Agreement provides for interest on advanced funds in an amount equal to 13%. Upon each advance under the Master Loan Agreement, Spectre Gaming will deliver a promissory note in agreed form to PDS Gaming, providing for payments of interest first, and then principal, over a 36-month period. Promissory notes may not be prepaid for a period of 12 months after their issuance.

In connection with the Master Loan Agreement, the Company entered into a Security Agreement granting a security interest in amusement-with-prize equipment purchased with funds advanced under the Master Loan Agreement, revenue agreements that the Company enters into with location operators, a bank account opened to receive funds from the revenue agreements, and substantially all of its other assets, including the Redemption Technology and Supply Agreement entered into with Bally Gaming, Inc., as amended.

Item 3.02. Unregistered Sales of Equity Securities.

On May 25, 2006, the Company issued a five-year warrant to purchase up to 500,000 shares of common stock at a per-share price of $1.84 to each of Rockmore Investment Master Funds, Ltd. (a Delaware corporation) and Parklane Associates, LLC (a Minnesota limited liability company). The warrants were issued in consideration for the agreement of such entities to subordinate the Company’s obligations under certain promissory notes they had acquired from Pandora Select Partners, L.P. and Whitebox Intermarket Partners, L.P. on or about May 12, 2006, to the Company’s obligations under the Master Loan Agreement entered into with PDS Gaming Corporation (see Item 1.01 above).

In addition, the Company has agreed, respecting 650,000 currently outstanding warrants owned by Mr. Wayne Mills and/or his affiliates, to reduce the exercise price to $1.84, with terms of adjustments to such price identical to those contained in the warrants issued to Rockmore Investment Master Funds and to Parklane Associates. Mr. Mills is a beneficial owner of Parklane Associates. Accordingly, the warrants were repriced in partial consideration for the agreement to subordinate the Company’s obligations under certain promissory notes they had acquired from Pandora Select Partners, L.P. and Whitebox Intermarket Partners, L.P. on or about May 12, 2006, to the Company’s obligations under the Master Loan Agreement entered into with PDS Gaming Corporation (see Item 1.01 above).

The $1.84 purchase price for the warrants discussed above will automatically adjust to match the price of any offer, sale, repricing or issuance of common stock or “common stock equivalents,” as defined therein, that is less than the then-effective purchase price under the warrants. The warrants define “common stock equivalents” as any Company securities entitling the holder thereof to acquire at any time Company common stock. The foregoing adjustment provision is subject to certain customary exceptions, including but not limited to the issuance of (i) shares of common stock or options to employees, officers or directors pursuant to certain stock or option plans, (ii) securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the warrants, and (iii) securities issued pursuant to certain acquisitions or strategic transactions.

All warrants discussed above grant the holders piggyback registration rights in the event the Company or any of its security holders offers any Company securities (other than pursuant to a registration statement on Form S-4, S-8 or other similar limited-purpose form).

For these transactions, the Company relied on Section 4(2) of the Securities Act, including Rule 506 promulgated thereunder, based on the fact that all warrant recipients, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and all such investors are “accredited investors” as defined in rules promulgated under the Securities Act. Neither the securities offered and sold in the private placement, nor the shares of common stock underlying such securities, were registered under the Securities Act and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement and related agreements contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c under the Securities Act.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRE GAMING, INC.:

Date: May 25, 2006	By:	/s/ / Kevin M. Greer
Kevin M. Greer, Chief Financial Officer